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                                       FORM 8-A

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                ----------------------

                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) OR (g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

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                             UNISOURCE ENERGY CORPORATION
                (Exact name of registrant as specified in its charter)


                Arizona                1-5924                 86-0786732
      (State of incorporation     (Commission File        (I.R.S. Employer
          or organization)             Number)           Identification No.)

                             UniSource Energy Corporation
                                220 West Sixth Street
                                Tucson, Arizona  85701
               (Address of principal executive offices, including zip code)


             Securities to be registered pursuant to Section 12(b) of the
          Act:

                 Title of each class        Name of each exchange on which
                 to be so registered            each class is to be so
                                                      registered

                 Rights to purchase            New York Stock Exchange
              Series X Preferred Stock             Pacific Exchange


             If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the
          following box.     [X]

             If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the
          following box.     [ ]

             Securities Act registration statement file number to which this form relates: None.
                              ----

             Securities to be registered pursuant to Section 12(g) of the
          Act:  None.
                ----

             The Commission is respectfully requested to send copies of all notices, orders and communications to:


                   Dennis R. Nelson, Esq.       J. Anthony Terrell, Esq.
                UniSource Energy Corporation       John T. Hood, Esq.
                    220 West Sixth Street       Thelen Reid & Priest LLP
                   Tucson, Arizona  85701          40 West 57th Street
                                                New York, New York  10019

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                    INFORMATION REQUIRED IN REGISTRATION STATEMENT


          Item 1.   Description of Registrant's Securities to be
                    --------------------------------------------
                    Registered.
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          General

               On March 5, 1999, UniSource Energy Corporation ("UniSource Energy") adopted a shareholder rights. Under that plan, UniSource Energy will grant one preferred share purchase right ("Right") on each outstanding share of Common Stock to holders of Common Stock outstanding on April 1, 1999 or issued thereafter. The description and terms of the Rights are set forth in the Rights Agreement, dated as of March 5, 1999 (the "Rights Agreement"), between UniSource Energy and The Bank of New York, as Right Agent. The Rights Agreement is incorporated by reference and attached as an exhibit. The following statements are qualified in their entirety reference to the Rights Agreement. Certain of the capitalized terms used in the following description have the meanings set forth in the Rights Agreement.

               Each Right will entitle the registered holder, subject to regulatory approvals and other specified conditions, to purchase one ten-thousandth of a share of Preferred Stock, Series X, without par value, of UniSource Energy (the "Series X Preferred Stock"), at a purchase price of $50.00 (the "Purchase Price"). The Rights will be exercisable only if a person or group

               . acquires 15% or more of the outstanding shares of Common Stock or

               . commences a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Common Stock.

               Until that time the Rights will be evidenced by and will trade with the shares of Common Stock. The Rights will expire on March 31, 2009 unless UniSource Energy first redeems or exchanges them, in each case as described below.

               The purchase of stock Pursuant to the Rights may be subject to regulatory approval and other specified conditions. Under no circumstance will the person or group that acquired 15% of the Common Stock be entitled to exercise Rights.

          "Flip-in"

               If any person or group acquires 15% or more of the outstanding shares of Common Stock, each Right will entitle its holder to purchase that number of shares of Common Stock or, at the option of UniSource Energy, Preferred Stock, which has a market value at that time of twice the Purchase Price.


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          "Flip-over"

               In addition, in the event that any person or group has acquired 15% or more of the outstanding shares of Common Stock and UniSource Energy

                    .    consolidates or merges with or into, or
                    .    sells 50% or more of its assets or earning power
                         to,

          any person or group, each Right would instead entitle its holder to purchase the acquiring company's common shares having a market value of twice the Purchase Price.

          Exchange

               If a person or group acquires more than 15% but less than 50% of the outstanding shares of Common Stock, UniSource Energy may exchange each outstanding Right for one share of Common Stock or cash, securities or other assets having a value equal to the market value of one share of Common Stock. That exchange may be subject to regulatory approval.

          Redemption

               UniSource Energy may redeem the Rights, at a redemption price of $0.001 per Right, at any time until any person or group has acquired 15% or more of the outstanding shares of Common Stock.

          Certain Adjustments

               The Purchase Price, the amount and type of securities covered by each Right and the number of Rights outstanding will be adjusted to prevent dilution

                    . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock,

                    . if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock or equivalent preferred shares at less than the current market price of the Preferred Stock, or

                    . upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

               With certain exceptions, no adjustments in the Purchase Price will be made until cumulative adjustments amount to a least 1% of the Purchase Price. UniSource Energy will not issue fractional shares of Series X Preferred Stock other than in


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          integral multiples of one ten-thousandth of a share.  Instead,
          UniSource Energy will make an adjustment in cash based on the market price of the Series X Preferred Stock on the last trading date prior to the date of exercise.

          Amounts Outstanding

               UniSource Energy will distribute one Right to shareholders of UniSource Energy for each share of Common Stock owned of record by them at the close of business on April 1, 1999. Until the earliest of

                    . such time as any person or group acquires 15% or more of the outstanding shares of Common Stock,

                    .    March 31, 2009 or

                    .    the redemption of the Rights,

          UniSource Energy will issue one Right with each share of Common Stock that is issued after April 1, 1999 so that all shares of Common Stock will have attached Rights. UniSource Energy has initially authorized and reserved 10,000 shares of Preferred Stock for issuance upon exercise of the Rights. The authorized capital stock of UniSource Energy presently consists of 76,000,000 shares, consisting of 75,000,000 shares of Common Stock without par value and 1,000,000 shares of Preferred Stock without par value. As of March 23, 1998, 32,294,998 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding.

          Amendment

               UniSource Energy may amend the Rights Agreement in any respect until any person or group has acquired 15% or more of the outstanding shares of Common Stock. Thereafter, UniSource Energy may amend the Rights Agreement in any manner which will not adversely affect the holders of the Rights in any material respect.




          Item 2.   Exhibits.
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               Exhibit        Description
               -------        -----------

                 1. Rights Agreement, dated as of March 5, 1999, between UniSource Energy Corporation and The Bank of New York


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                                      SIGNATURE

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


          Dated:  March 26, 1999          UNISOURCE ENERGY CORPORATION



                                          By: /s/ Ira R. Adler
                                             --------------------------
                                             Name: Ira R. Adler
                                             Title: Executive Vice President,
                                                    Chief Financial Officer &
                                                    Treasurer


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                                    EXHIBIT INDEX

               Exhibit        Description
               -------        -----------

                 1. Rights Agreement, dated as of March 5, 1999, between UniSource Energy Corporation and The Bank of New York